FOR IMMEDIATE RELEASE

                                  PRESS RELEASE

                    Amscan Announces Review of Capitalization

                                                      Contact: James M. Harrison
                                                                  (914) 784-4014

                                                             Michael A. Correale
                                                                  (914) 784-4050


     ELMSFORD, NEW YORK. May 24, 2002. Amscan Holdings, Inc. announced today that it has begun reviewing options available to it to effect a recapitalization of the Company. Among the alternatives that the Company expects to consider are new revolving or term credit facilities, an initial public offering or a private sale of equity or debt securities. The Company anticipates that, if it consummates such a transaction, substantially all of the net proceeds would be applied to repay existing indebtedness. At the same time, the Company will continue actively to pursue and evaluate any strategic opportunities that are or become available to determine if any would enhance stockholder value, including asset purchases or sales or other acquisition or disposition transactions. There is no certainty that the Company will conclude any recapitalization or other strategic transaction, and the Company assumes no obligation to update the information contained in this press release.

     Amscan designs, manufactures and distributes decorative party goods, including paper and plastic tableware, accessories and novelties. It also has product lines of home, baby and wedding products.

     This press release does not constitute an offer of any securities for sale.

     This press release includes "forward-looking statements" within the meaning of various provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Amscan expects or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions and analyses made by Amscan in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those indicated by the forward-looking statements.